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                                MASTER SERVICING
                                    AGREEMENT



                                     between




                          PECO ENERGY TRANSITION TRUST,
                             the other Issuers from
                            time to time party hereto



                                       and


                               PECO ENERGY COMPANY


                                    Servicer



                           Dated as of March 25, 1999



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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   Definitions

SECTION 1.01.  Definitions....................................................2
SECTION 1.02.  Other Definitional Provisions.................................12

                                   ARTICLE II

                    Appointment and Authorization of Servicer

SECTION 2.01.  Appointment of Servicer; Acceptance of
                Appointment..................................................13
SECTION 2.02.  Authorization.................................................13
SECTION 2.03.  Dominion and Control over Serviced
                Intangible Transition Property...............................14

                                   ARTICLE III

                                Billing Services

SECTION 3.01.  Duties of Servicer............................................15
SECTION 3.02.  Collection and Allocation of Intangible
                Transition Charges...........................................17
SECTION 3.03.  Servicing and Maintenance Standards...........................19
SECTION 3.04.  Servicer's Certificates.......................................20
SECTION 3.05.  Annual Statement as to Compliance;
                Notice of Default............................................20
SECTION 3.06.  Annual Independent Certified Public
                Accountants' Report..........................................21
SECTION 3.07.  Intangible Transition Property
                Documentation................................................22
SECTION 3.08.  Computer Records; Audits of
                Documentation................................................23
SECTION 3.09.  Defending Intangible Transition
                Property Against Claims......................................25
SECTION 3.10.  Opinions of Counsel...........................................25

                                   ARTICLE IV

                         Services Related to Intangible
                         Transition Charges Adjustments

SECTION 4.01.  Intangible Transition Charges
                Adjustments..................................................27

                                                                 Contents, p. ii
                                    ARTICLE V

                                  The Servicer

SECTION 5.01.  Representations and Warranties
                of Servicer..................................................27
SECTION 5.02.  Indemnities of Servicer; Release
                of Claims....................................................31
SECTION 5.03.  Merger or Consolidation of, or
                Assumption of the Obligations
                of, Servicer.................................................34
SECTION 5.04.  Assignment of Servicer's Obligations..........................36
SECTION 5.05.  Limitation on Liability of Servicer
                and Others...................................................36
SECTION 5.06.  PECO Energy Not To Resign as Servicer.........................37
SECTION 5.07.  Monthly Servicing Fee.........................................38
SECTION 5.08.  Servicer Expenses.............................................39
SECTION 5.09.  Appointments..................................................39
SECTION 5.10.  Remittances...................................................40
SECTION 5.11.  Servicer Advances.............................................41
SECTION 5.12.  Protection of Title...........................................41

                                   ARTICLE VI

                                Servicer Default

SECTION 6.01.  Servicer Default..............................................42
SECTION 6.02.  Notice of Servicer Default....................................45
SECTION 6.03.  Waiver of Past Defaults.......................................46
SECTION 6.04.  Appointment of Successor......................................46
SECTION 6.05.  Cooperation with Successor....................................48

                                   ARTICLE VII

                            Miscellaneous Provisions

SECTION 7.01.  Amendment.....................................................48
SECTION 7.02.  Notices.......................................................49
SECTION 7.03.  Assignment....................................................50
SECTION 7.04.  Limitations on Rights of Others...............................50
SECTION 7.05.  Severability..................................................50
SECTION 7.06.  Separate Counterparts.........................................51
SECTION 7.07.  Headings......................................................51
SECTION 7.08.  Governing Law.................................................51
SECTION 7.09.  Assignment to Bond Trustee....................................51
SECTION 7.10.  Nonpetition Covenants.........................................52
SECTION 7.11.  Addition of Issuers...........................................53
SECTION 7.12.  Termination by Issuers........................................53
SECTION 7.13.  Limitation of Liability of Trustee............................53

                                                                Contents, p. iii

EXHIBIT A      Servicing Procedures
EXHIBIT B      Supplement for Addition of Issuer
ANNEX 1        ITC Adjustment Process and Reports - PECO
               Energy Transition Trust

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                                                                              1

     MASTER SERVICING AGREEMENT dated as of March 25, 1999, between PECO ENERGY TRANSITION TRUST, a Delaware business trust (the "First Issuer"), the other Issuers from time to time party hereto (together with the First Issuer, the "Issuers"), and PECO ENERGY COMPANY, a Pennsylvania corporation, as the servicer of the Intangible Transition Property (together with each successor to PECO ENERGY COMPANY (in the same capacity) pursuant to Section 5.03 or 6.02, the "Servicer").

     WHEREAS the Servicer is willing to service the Intangible Transition Property purchased from the Seller by each Issuer; and

     WHEREAS each Issuer, in connection with ownership of Serviced Intangible Transition Property, desires to engage the Servicer to carry out the functions described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

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                                                                              2

                                    ARTICLE I
                                   Definitions

     SECTION 1.01. Definitions. Whenever used in this Agreement, each of the following words and phrases shall have the following meaning:

     "Agreement" means this Master Servicing Agreement, as the same may be amended and supplemented from time to time.

     "Annual Accountant's Report" has the meaning specified in Section 3.06(a)

     "Bond Trustees" means, collectively, The Bank of New York, a New York banking corporation, as bond trustee under the Indenture to which the First Issuer is a party, and each other Person serving as a bond trustee or in a similar capacity under any of the other Indentures, or any successors to any of the foregoing.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, the City of Philadelphia or the State of Delaware are required by law or executive order to remain closed.

     "Class" means, with respect to any Series, any one of the classes of Transition Bonds of that Series.

     "Collateral" means, with respect to an Issuer, all property of such Issuer pledged by it to secure Transition

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                                                                              3

Bonds issued by such Issuer as provided in the Indenture to which it is a party.

     "Collection Period" means the period from and including the first day of a calendar month to and including the last day of the same calendar month.

     "Competitive Transition Charges" means the competitive transition charges that PECO Energy may impose on Customers as set forth in Appendix A to the Joint Petition for Approval of Full Settlement of PECO Energy Company's Restructuring Plan and Related Appeals and approved in the Final Order issued on May 14, 1998 by the PUC with respect to PECO Energy's restructuring plan.

     "Counterparty" means any counterparty to a Swap Agreement entered into by any Issuer.

     "Customers" means each person that (i) was a customer of PECO Energy located within PECO Energy's retail electric service territory on January 1, 1997 or that became a customer of electric services within such territory after January 1, 1997, (ii) is still located within such territory, and (iii) is in a Rate Class that has been assigned stranded cost responsibility.

     "Duff" means Duff & Phelps Credit Rating Company or its successor.

     "Fitch IBCA" means Fitch IBCA, Inc. or its successor.

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                                                                              4

     "Formation Documents" means, collectively, the Amended and Restated Trust Agreement of the First Issuer dated as of February 19, 1999, among the Seller and the trustees named therein, and any other trust agreement, certificate of incorporation, limited liability company agreement, partnership agreement, or other document pursuant to which any other Issuer is formed or governed, in each case, as the same may be amended and supplemented from time to time.

     "Holder" or "Transition Bondholder" means the Person in whose name a Transition Bond of any Series or Class is registered as provided in the Indenture therefor.

     "Indentures" means, collectively, the indenture dated as of March 1, 1999, between the First Issuer and The Bank of New York, and each indenture entered into by any other Issuer in connection with the issuance of Transition Bonds, in each case as the same may be amended and supplemented from time to time, including by any Series Supplement.

     "Insolvency Event" means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or

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                                                                              5

hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

     "Intangible Transition Charges" means the amounts authorized by the PUC to be imposed on all Customer bills with respect to the Intangible Transition Property and collected, through a non-bypassable mechanism, by the Seller or its successor or by any other entity which provides

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                                                                              6

electric service to Customers, to recover Qualified Transition Expenses pursuant to the Qualified Rate Order.

     "Intangible Transition Charges Adjustment" means each adjustment to Intangible Transition Charges related to the Serviced Intangible Transition Property made in accordance with Section 4.01 and the Issuer Annexes or in connection with the redemption by any Issuer of Transition Bonds.

     "Intangible Transition Property" means the irrevocable right of the Seller or its successor or assignee to collect Intangible Transition Charges from Customers to recover the Qualified Transition Expenses described in the Qualified Rate Order, including all right, title and interest of the Seller or its successor or assignee in such order and in all revenues, collections, claims, payments, money or proceeds of or arising from Intangible Transition Charges pursuant to such order, and all proceeds of any of the foregoing.

     "Intangible Transition Property Documentation" has the meaning assigned to that term in Section 3.07

     "Issuer Annex" means, with respect to the First Issuer, Annex 1 hereto, and with respect to any other Issuer, an Annex hereto describing the statements and certificates to be provided by the Servicer and the procedures regarding Intangible Transition Charges

Adjustments to be followed by the Servicer with respect to such Issuer.

     "Issuers" means, collectively, the First Issuer and each other Person from time to time named as an Issuer in this Agreement, in each case each until a successor replaces it and, thereafter, such successor.

     "ITC Collections" means amounts collected in respect of Intangible Transition Charges or the Intangible Transition Property.

     "Lien" means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

     "Losses" means collectively, any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever.

     "Monthly Allocation Date" means the first day of each calendar month or, if any such day is not a Business Day, the immediately succeeding Business Day.

     "Monthly Servicing Fee" means, with respect to any Series of Transition Bonds, the fee payable to the Servicer on each Monthly Allocation Date for services rendered, determined pursuant to Section 5.07.

     "Moody's" means Moody's Investors Service Inc., or its successor.

     "Mortgage" means the First and Refunding Mortgage, dated May 1, 1923 between the Counties Gas and Electric

Company (to which PECO Energy is successor) and Fidelity Trust Company (to which First Union National Bank is successor), as trustee, as supplemented and amended by 96 supplemental indentures.

     "Officers' Certificate" means a certificate signed by (a) the chairman of the board, the president, the vice chairman of the board, the executive vice president or any vice president and (b) a treasurer, assistant treasurer, secretary or assistant secretary, in each case of the Servicer.

     "Operating Expenses" means, with respect to any Issuer, all fees, costs, expenses and indemnity payments owed by such Issuer, including all amounts owed by such Issuer to a Bond Trustee or any other trustee of such Issuer, the Monthly Servicing Fee payable in respect of Transition Bonds issued by such Issuer, legal fees and expenses of the Servicer allocated to such Issuer pursuant to Section 3.09 and legal and accounting fees, costs and expenses of such Issuer and any trustee of such Issuer.

     "Opinion of Counsel" means one or more written opinions of counsel who may be an employee of or counsel to the Seller or the Servicer, which counsel shall be reasonably acceptable to the Bond Trustees, the Issuers or the Rating Agencies, as applicable, and shall be in form reasonably satisfactory to the Bond Trustee, if applicable.

     "PECO Energy" means PECO Energy Company, a Pennsylvania corporation.

     "Percentage" means, with respect to any Issuer and any Collection Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Intangible Transition Charges (as adjusted from time to time) scheduled to be collected in such Collection Period applicable to all Series of Transition Bonds issued by such Issuer and the denominator of which is the aggregate Intangible Transition Charges (as adjusted from time to time) scheduled to be collected in such Collection Period applicable to all Series of Transition Bonds issued by all the Issuers.

     "Person" means any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), business trust, unincorporated organization or government or any agency or political subdivision thereof.

     "PUC" means the Pennsylvania Public Utility Commission or any successor.

     "PUC Regulations" means any regulations promulgated or adopted by the PUC.

     "Qualified Rate Order" means the order of the PUC issued on May 14, 1998, adopted in accordance with the Statute, which, among other things, creates the Intangible Transition Property and authorizes the imposition and collection of the Intangible Transition Charges by PECO Energy or its assignee.

     "Qualified Transition Expenses" has the meaning assigned to that term in the Qualified Rate Order.

     "Rate Class" means each of the rate classes into which Customers are divided as of the date hereof, as such rate classes may be reconfigured from time to time.

     "Rating Agency" means any rating agency rating the Transition Bonds of any Class or Series at the time of issuance thereof at the request of the Issuer of such Class or Series. If no such organization or successor is any longer in existence, "Rating Agency" shall be a nationally recognized statistical rating organization or other comparable Person designated by an Issuer, notice of which designation shall be given to the Bond Trustee under the Indenture to which such Issuer is a party, any trustee of such Issuer and the Servicer.

     "Rating Agency Condition" means, with respect to any action, the notification in writing by each Rating Agency to the Seller, the Servicer, the Bond Trustees and the applicable Issuer that such action will not result in a reduction or withdrawal of the then current rating by such Rating Agency of any outstanding Series or Class of Transition Bonds issued by such Issuer.

     "Released Parties" has the meaning specified in Section 5.02(e).

     "Remittance Date" means each date on which ITC Collections allocated to any Issuer are to be remitted by the Servicer to the Bond Trustee for such Issuer pursuant to Section 5.10.

     "Sale Agreements" means, collectively, the Intangible Transition Property Sale Agreement dated March 25, 1999, between the Seller and the First Issuer, and any other agreements between the Seller and any other Issuer relating to the sale of Intangible Transition Property to such Issuer.

     "Seller" means PECO Energy and its successors in interest to the extent permitted hereunder.

     "Series" means any series of Transition Bonds issued by any of the Issuers.

     "Series Supplement" means an indenture supplemental to an Indenture that authorizes a particular Series of Transition Bonds.

     "Serviced Intangible Transition Property" means, collectively, all Intangible Transition Property sold, conveyed, assigned or otherwise transferred to any Issuer by the Seller or, with respect to an Issuer, all Intangible Transition Property sold, conveyed, assigned or otherwise transferred to such Issuer by the Seller.

     "Servicer Default" means an event specified in Section 6.01.

     "Servicing Fee Rate" means, with respect to any Series of Transition Bonds, the per annum rate specified in the Series Supplement pursuant to which such Transition Bonds are issued.

     "Standard & Poor's means Standard & Poor's Rating Group, or its successor.

     "Statute" means the Pennsylvania Electricity Generation Customer Choice and Competition Act, Chapter 28 of Title 66 of the Pennsylvania Consolidated Statutes, 66 Pa. C.S., ss.2801, et seq.

     "Swap Agreement" means any interest rate swap agreement or agreement with respect to any hedge or similar transaction entered into by any Issuer

     "Termination Notice" has the meaning specified in Section 6.01(d).

     "Third Party" means any third party, including any electric generation supplier, providing billing or metering services, licensed by the PUC pursuant to relevant provisions of the Statute and any PUC order.

     "Transfer Date" means each date on which the Seller sells, conveys, or otherwise transfers any Intangible Transition Property to any Issuer.

     "Transition Bonds" means "transition bonds" (as defined in the Statute) issued by any Issuer.

     "UCC" means, unless the context otherwise requires, the Uniform Commercial Code, as in effect in the relevant jurisdiction, as amended from time to time.

     SECTION 1.02. Other Definitional Provisions. (a) The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Annex, Schedule and Exhibit references contained in this Agreement are references to Sections, Annexes, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

     (b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.


                                   ARTICLE II
                    Appointment and Authorization of Servicer

     SECTION 2.01. Appointment of Servicer; Acceptance of Appointment. Subject to Section 5.04 and Article VI, each Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer's obligations pursuant to this Agreement on behalf of and for the benefit of each Issuer in accordance with the terms of this Agreement.
This appointment and the Servicer's acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

     SECTION 2.02. Authorization. With respect to all or any portion of the Serviced Intangible Transition Property, the Servicer shall be, and hereby is, authorized and empowered by each Issuer to (a) execute and deliver, on behalf of itself or such Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself or such Issuer, as the case may be, make any filing and participate in proceedings of any kind with any governmental authorities, including with the PUC. Each Issuer shall furnish the Servicer with such documents as have been prepared by the Servicer for execution by such Issuer, and with such other documents as may be in such Issuer's possession, as necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Upon the written request of the Servicer, each Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

     SECTION 2.03. Dominion and Control over Serviced Intangible Transition Property. Notwithstanding any other provision herein, the Servicer and each Issuer agree that such Issuer shall have dominion and control over its respective Serviced Intangible Transition Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent of such Issuer with respect to the Serviced Intangible Transition Property owned by such Issuer. The Servicer hereby agrees that it shall not take any action that is not authorized by this Agreement, that is not consistent with its customary procedures and practices, or that shall impair the rights of any Issuer in its respective Serviced Intangible Transition Property, in each case unless such action is required by law or court or regulatory order.

                                   ARTICLE III
                                Billing Services

     SECTION 3.01. Duties of Servicer. The Servicer, as agent for each Issuer (to the extent provided herein), shall have the following duties:

                  (a) Duties of Servicer Generally. The Servicer will manage, service, administer and make collections in respect of the Serviced Intangible Transition Property. The Servicer's duties will include
            (i) calculating and billing the Intangible Transition Charges and collecting (from Customers and Third Parties, as applicable) and posting all ITC

            Collections; (ii) responding to inquiries by Customers, Third Parties, the PUC, or any Federal, local or other state governmental authorities with respect to the Serviced Intangible Transition Property and Intangible Transition Charges; (iii) accounting for ITC Collections, investigating delinquencies, processing and depositing collections and making periodic remittances, furnishing periodic reports to the Issuers, the Bond Trustees and the Rating Agencies;
            (iv) selling, as the agent for each Issuer, as its interest may appear, defaulted or written off accounts in accordance with the Servicer's usual and customary practices; and (v) taking action in connection with Intangible Transition Charge Adjustments as set forth herein. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by any PUC Regulations as in effect at the time such duties are to be performed. Without limiting the generality of this
            Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Exhibit A hereto.

                  (b) Notification of Laws and Regulations. The Servicer shall immediately notify the Issuers, the Bond Trustees and the Rating Agencies in writing of any laws or PUC Regulations hereafter promulgated that have a material adverse effect on the Servicer's ability to perform its duties under this Agreement.

                  (c) Other Information. Upon the reasonable request of any
            Issuer, any Bond Trustee or any Rating Agency, the Servicer shall provide to such Issuer, such Bond Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Intangible Transition Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law for such Issuer, such Bond Trustee or such Rating Agency to monitor the performance by the Servicer hereunder. In addition, so long as any of the Transition Bonds of any Series are outstanding, the Servicer shall provide each Issuer and each Bond Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by

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                                                                             18

            it that is necessary to calculate the Intangible Transition Charges applicable to each Rate Class.

     SECTION 3.02. Collection and Allocation of Intangible Transition Charges.
(a) The Servicer shall use all reasonable efforts consistent with its customary servicing procedures to collect all amounts owed in respect of Intangible Transition Charges as and when the same shall become due and shall follow such collection procedures as it follows with respect to collection activities that the Servicer conducts for itself or others. The Servicer shall not change the amount of or reschedule the due date of any scheduled payment of Intangible Transition Charges, except as contemplated in this Agreement or as required by law or court or PUC order; provided, however, that the Servicer may take any of the foregoing actions to the extent that such action would be in accordance with customary billing and collection practices of the Servicer with respect to billing and collection activities that it conducts for itself.

            (b) Any amounts received by the Servicer from a Customer that represent a partial payment toward an outstanding balance will be applied first to state tax charges, then Intangible Transition Charges, then to Competitive Transition Charges, then to transmission and distribution charges and finally to electric generation charges. Notwithstanding the foregoing, when PECO Energy is

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                                                                             19

      providing billing for its transmission and distribution charges which is separate from billing for generation, any amounts received from Customers remitting partial payments will be applied in the following priority: (i) to the outstanding balance before direct access to electric generation from electric generation suppliers or the installment amount for a payment agreement on such balance; (ii) to the balance due for state tax charges; (iii) to the balance due or the instalment amount for a payment agreement for Intangible Transition Charges; (iv) to the balance due or the instalment amount for a payment agreement for Competitive Transition Charges; (v) to the balance due or the instalment amount for a payment agreement for fixed and variable utility distribution service charges; (vi) to the current state tax charges; (vii) to the current Intangible Transition Charges; and (viii) to the current Competitive Transition Charges; (ix) to the current fixed and variable utility distribution service charges; (x) to the balance due for prior charges for energy and capacity (if PECO Energy is the provider of last resort); (xi) to the current charges for energy and capacity charges (if PECO Energy is the provider of last resort); and (xii) to the non-basic service charges.

            (c) Any ITC Collections received by the Servicer during any Collection Period shall be allocated between the

                                                                             20
      Issuers based on their respective Percentages with respect to the Collection Period during which such ITC Collections were expected to be collected.

     SECTION 3.03. Servicing and Maintenance Standards. The Servicer shall, on behalf of each Issuer, (a) manage, service, administer and make collections in respect of the Serviced Intangible Transition Property with reasonable care and in material compliance with applicable law, including all applicable PUC Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to billing and collection activities that the Servicer conducts for itself and others; (b) follow standards, policies and procedures in performing its duties as Servicer that are customary in the Servicer's industry; (c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain rights in respect of the Intangible Transition Property; and (d) calculate Intangible Transition Charges in compliance with the Statute, the Qualified Rate Order and any applicable tariffs, except where the failure to comply with any of the foregoing would not adversely affect any Issuer's or any Bond Trustee's interest in the Serviced Intangible Transition Property. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all

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                                                                             21

or any portion of the Serviced Intangible Transition Property, which, in the Servicer's judgment, may include the taking of legal action pursuant to
Section 3.09 hereof or otherwise.

     SECTION 3.04. Servicer's Certificates. (a) The Servicer will provide to each Issuer, the Bond Trustee under the Indenture to which such Issuer is a party, and each of the Rating Agencies the statements and certificates specified in the Issuer Annex for such Issuer.

     SECTION 3.05. Annual Statement as to Compliance; Notice of Default. (a) The Servicer shall deliver to each Issuer, each Bond Trustee and each Rating Agency, on or before March 31 of each year beginning March 31, 1999, an Officers' Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year (or relevant portion thereof) and of its performance under this Agreement has been made under such officers' supervision and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, describing each such default.

     (b) The Servicer shall deliver to each Issuer, each Bond Trustee and each Rating Agency, promptly after having obtained knowledge thereof, but in no event later

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                                                                              22

than five Business Days thereafter, written notice in an Officers' Certificate of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 6.01.

     SECTION 3.06. Annual Independent Certified Public Accountants' Report. (a) The Servicer shall cause a firm of independent certified public accountants (which may also provide other services to the Servicer or the Seller) to prepare, and the Servicer shall deliver to each Issuer, each Bond Trustee and each Rating Agency, on or before March 31 of each year, beginning March 31, 2000 to and including the March 31 succeeding the retirement of all Transition Bonds, a report addressed to the Servicer (the "Annual Accountant's Report"), which may be included as part of the Servicer's customary auditing activities, to the effect that such firm has performed certain procedures in connection with the Servicer's compliance with its obligations under this Agreement during the preceding calendar year ended December 31 (or, in the case of the first Annual Accountant's Report, the period of time from the first Transfer Date until December 31, 1999), identifying the results of such procedures and including any exceptions noted. In the event such accounting firm requires any Bond Trustee or any Issuer to agree or consent to the procedures performed by such firm, such Issuer shall direct the applicable Bond Trustee in writing to so agree; it being understood and agreed that such Bond Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of such Issuer, and neither such Bond Trustee nor such Issuer will make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

     (b) The Annual Accountant's Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

     SECTION 3.07. Intangible Transition Property Documentation. To assure uniform quality in servicing the Serviced Intangible Transition Property and to reduce administrative costs, the Servicer shall keep on file, in accordance with its customary procedures, all documents relating to the Intangible Transition Property, including copies of the Qualified Rate Order and all documents filed with the PUC in connection with any Intangible Transition Charges Adjustment (collectively, the "Intangible Transition Property Documentation").

     SECTION 3.08. Computer Records; Audits of Documentation. (a) Safekeeping. The Servicer shall maintain accurate and complete accounts, records and computer systems pertaining to the Intangible Transition Property and the Intangible Transition Property Documentation in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between payments or recoveries on (or with respect to) Intangible Transition Charges and the ITC Collections from time to time remitted to each Bond Trustee pursuant to Section 5.10 and to enable each Issuer to comply with this Agreement and the Indenture to which it is a party. The Servicer shall conduct, or cause to be conducted, periodic audits of the Intangible Transition Property Documentation held by it under this Agreement and of the related accounts, records and computer systems, in such a manner as shall enable each Issuer and each Bond Trustee, as pledgee of the applicable Issuer, to verify the accuracy of the Servicer's record keeping. The Servicer shall promptly report to each Issuer and each Bond Trustee any failure on the Servicer's part to hold the Intangible Transition Property Documentation and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by any Issuer or any Bond Trustee of the Intangible Transition Property Documentation.

     (b) Maintenance of and Access to Records. The Servicer shall maintain the Intangible Transition Property Documentation at 2301 Market Street, Philadelphia, Pennsylvania or at such other office as shall be specified to each Issuer and each Bond Trustee by written notice not later than 30 days prior to any change in location. The Servicer shall permit each Issuer and each Bond Trustee or their respective duly authorized representatives, attorneys, agents or auditors at any time during normal business hours to inspect, audit and make copies of and abstracts from the Servicer's records regarding the Intangible Transition Property and Intangible Transition Charges and the Intangible Transition Property Documentation. The failure of the Servicer to provide access to such information as a result of an obligation or applicable law (including PUC Regulations) prohibiting disclosure of information regarding customers shall not constitute a breach of this Section 3.08(b).

     SECTION 3.09. Defending Intangible Transition Property Against Claims. The Servicer shall institute any action or proceeding necessary to compel performance by the PUC or the Commonwealth of Pennsylvania of any of their obligations or duties under the Statute or the Qualified Rate Order with respect to the Intangible Transition Property. The costs of any such action reasonably allocated by the Servicer to the Serviced Intangible Transition Property, based on the ratio the Serviced Intangible Transition Property bears to the total Intangible Transition Property, shall be payable from ITC Collections as an Operating Expense in accordance with the Indentures and shall be allocated among the Issuers based on the ratio the outstanding principal amount of Transition Bonds issued by each such Issuer bears to the aggregate outstanding principal amount of Transition Bonds issued by all the Issuers at the time such costs are incurred. The Servicer's obligations pursuant to this Section 3.09 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to the Indentures may be delayed (it being understood that the Servicer may be required to advance its own funds to satisfy its obligations hereunder).

     SECTION 3.10. Opinions of Counsel. The Servicer shall deliver to each Issuer and each Bond Trustee:

            (a) promptly after the execution and delivery of this Agreement and of each amendment hereto, promptly after the execution of each Sale Agreement and of each amendment thereto and on each Transfer Date, an Opinion of Counsel either (i) to the effect that, in the opinion of such counsel, all filings, including filings with the PUC pursuant to the Statute, that are necessary to fully preserve and protect the interests of each Bond Trustee in the Serviced Intangible Transition Property have been executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or
      (ii) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest; and

            (b) within 90 days after the beginning of each calendar year beginning with the first calendar year beginning more than three months after the first Transfer Date, an Opinion of Counsel, dated as of a date during such 90-day period, either (i) to the effect that, in the opinion of such counsel, all filings with the PUC pursuant to the Statute, have been executed and filed that are necessary to preserve fully and protect fully the interest of each Bond Trustee in the Serviced Intangible Transition Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (ii) to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest.

     Each Opinion of Counsel referred to in clause (a) or (b) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to preserve and protect such interest.

                                   ARTICLE IV

                         Services Related to Intangible
                         Transition Charges Adjustments

     SECTION 4.01. Intangible Transition Charges Adjustments. The Servicer shall perform the calculations and take the actions relating to revising the Intangible Transition Charges, in each case set forth in each Issuer Annex to this Agreement.

                                    ARTICLE V
                                  The Servicer

     SECTION 5.01. Representations and Warranties of Servicer. The Servicer makes the following representations and warranties as of each Transfer Date, on which the Issuers have relied and will rely in acquiring Serviced Intangible Transition Property. The representations and warranties shall survive the sale of any of the Serviced Intangible Transition Property to any Issuer and the pledge thereof to any Bond Trustee pursuant to any Indenture.

            (a) Organization and Good Standing. The Servicer is a corporation duly organized and in good standing under the laws of the state of its incorporation, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has the power, authority and legal right to service the Serviced Intangible Transition Property.

            (b) Due Qualification. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in, all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Serviced Intangible Transition Property as required by this Agreement) requires such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer's business, operations, assets, revenues, properties or prospects or adversely affect the servicing of the Serviced Intangible Transition Property).

            (c) Power and Authority. The Servicer has the corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Servicer by all necessary corporate action.

            (d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the

      Servicer enforceable against the Servicer in accordance with its terms subject to bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of the Servicer, or any indenture, agreement or other instrument to which the Servicer is a party or by which it shall be bound; nor result in the creation or imposition of any Lien (other than the lien of the Mortgage on the Servicer's interest in this Agreement) upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or any order, rule or regulation applicable to the Servicer of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties.

            (f) Approvals. Except for filings with the PUC for revised Intangible Transition Charges pursuant to Section 4.01 and the Issuer Annexes and UCC continuation filings, no approval, authorization, consent, order or other action of, or filing with, any court, Federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made.

            (g) No Proceedings. There are no proceedings or investigations pending or, to the Servicer's best knowledge, threatened before any court, Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties: (i) except as disclosed by the Servicer to the Issuers, seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability against the Servicer of this Agreement or (ii) relating to the

      Servicer and which might adversely affect the Federal or state income tax attributes of the Transition Bonds.

          (h) Reports and Certificates. Each report and certificate delivered in connection with any filing made to the PUC by the Servicer on behalf of any Issuer with respect to Intangible Transition Charges or Intangible Transition Charges Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance.

     SECTION 5.02. Indemnities of Servicer; Release of Claims. (a) The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.

     (b) The Servicer shall indemnify each Issuer and each Bond Trustee, for itself and on behalf of the Transition Bondholders for which it acts as Bond Trustee, and each of their respective trustees, officers, directors and agents for, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed upon, incurred by or asserted against any such Person as a result of (i) the Servicer's wilful misfeasance, bad faith or gross negligence in the performance of its duties or observance of its covenants under this Agreement or the Servicer's reckless disregard of its obligations and duties under this Agreement or (ii) the Servicer's breach of any of its representations or warranties in this Agreement.

     (c) If any action, claim, demand or proceeding (including any governmental investigation) shall be brought or asserted against a party (the "indemnified party") entitled to any indemnification provided for under this Section 5.02, such indemnified party shall promptly notify the Servicer in writing; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Servicer shall have been actually prejudiced as a result of such failure.

     (d) The Servicer shall indemnify the Bond Trustees and their respective officers, directors and agents for, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed upon, incurred by or asserted against any such Person as a result of the acceptance or performance of the trusts and duties contained herein and in the Indenture, except to the extent that any such Loss shall be due to the wilful misfeasance, bad faith or gross negligence of the applicable Bond Trustee. Such amounts with respect to the Bond Trustee of the First Issuer shall be deposited and distributed in accordance with the Indenture to which such Bond Trustee is a party.

     (e) The Servicer's indemnification obligations under Section 5.02(b) and
(d) for events occurring prior to the removal or resignation of any Bond Trustee or the termination of this Agreement with respect to any Issuer shall survive the resignation or removal of such Bond Trustee or the termination of this Agreement with respect to such Issuer and shall include reasonable costs, fees and expenses of investigation and litigation (including any Issuer's and any Bond Trustee's reasonable attorneys' fees and expenses).

     (f) Except to the extent expressly provided for in this Agreement, the Sale Agreements or the Formation Documents (including the Servicer's claims with respect to the Monthly Servicing Fees and the Seller's claim for payment of the purchase price of Intangible Transition Property), the Servicer hereby releases and discharges each Issuer (including its respective trustees, officers, directors and agents, if any), and each Bond Trustee

(including its respective officers, directors and agents) (collectively, the "Released Parties") from any and all actions, claims and demands whatsoever, which the Servicer, in its capacity as Servicer or Seller, shall or may have against any such Person relating to the Serviced Intangible Transition Property or the Servicer's activities with respect thereto other than any actions, claims and demands arising out of the wilful misconduct, bad faith or gross negligence of the Released Parties.

     SECTION 5.03. Merger or Consolidation of, or Assumption of the Obligations of, Servicer. Any Person (a) into which the Servicer may be merged or consolidated and which succeeds to the major part of the electric distribution business of the Servicer, (b) which results from the division of the Servicer into two or more Persons and which succeeds to the major part of the electric distribution business of the Servicer, (c) which may result from any merger or consolidation to which the Servicer shall be a party and which succeeds to the major part of the electric distribution business of the Servicer, (d) which may succeed to the properties and assets of the Servicer substantially as a whole and which succeeds to the major part of the electric distribution business of the Servicer or (e) which may otherwise succeed to the major part of the electric distribution business of the Servicer, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation and warranty made pursuant to
Section 5.01 shall have been breached and no Servicer Default, and no event which, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing, (ii) the Servicer shall have delivered to each Issuer and each Bond Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 5.03 and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with, (iii) the Rating Agencies shall have received prior written notice of such transaction, (iv) the Servicer shall have delivered to each Issuer, each Bond Trustee and each Rating Agency an Opinion of Counsel either
(A) stating that, in the opinion of such counsel, all filings, including filings with the PUC pursuant to the Statute, have been executed and filed that are necessary to preserve fully and protect fully the interests of each Issuer in the Serviced Intangible Transition Property and reciting the details of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests. Notwithstanding anything herein to the contrary, the execution of the above referenced agreement of assumption and compliance with clauses (i), (ii),
(iii) and (iv) above shall be conditions precedent to the consummation of the transactions referred to in clause (a), (b), (c), (d) or (e) above.

     SECTION 5.04. Assignment of Servicer's Obligations. Pursuant to paragraph 13 of the Qualified Rate Order in which the PUC authorizes PECO Energy to contract with an alternative party to perform PECO Energy's obligations contemplated in the Qualified Rate Order, the Servicer may assign its obligations hereunder to any electric distribution company (as such term is defined in the Statute) which succeeds to the major part of PECO Energy's electric distribution business. Prior to any such assignment, the Servicer shall provide written notice thereof to each of the Rating Agencies.

     SECTION 5.05. Limitation on Liability of Servicer and Others. The Servicer shall not be liable to any Issuer, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment;

provided, however, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of wilful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceptable to the Bond Trustees or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.

     Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Serviced Intangible Transition Property in accordance with this Agreement or related to its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability.

     SECTION 5.06. PECO Energy Not To Resign as Servicer. Subject to the provisions of Sections 5.03 and 5.04, PECO Energy shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon a determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law. Notice of any such determination permitting the resignation of PECO Energy shall be communicated to each Issuer, each Bond Trustee and each Rating Agency at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time), and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to each Issuer and each Bond Trustee concurrently with or promptly after such notice. No such resignation shall become effective until a successor Servicer shall have assumed the servicing obligations and duties hereunder of PECO Energy in accordance with
Section 6.04.

     SECTION 5.07. Monthly Servicing Fee. Each Issuer, severally and not jointly, agrees to pay the Servicer, solely to the extent amounts are available therefor in accordance with the Indenture to which such Issuer is a party, the Monthly Servicing Fees with respect to all Series of Transition Bonds issued by such Issuer. The Monthly Servicing Fee with respect to a Series for a Monthly Allocation Date shall equal the product of (a) 1/12, (b) the Servicing Fee Rate for such Series and (c) the outstanding principal amount of the Transition Bonds of such Series as of such Monthly Allocation Date. The Servicer will be entitled to retain as additional compensation net investment income on ITC Collections related to Serviced

Intangible Transition Property received by the Servicer prior to each Remittance Date and the late fees, if any, paid by Customers to the Servicer. The foregoing fees constitute a fair and reasonable price for the obligations to be performed by the Servicer.

     SECTION 5.08. Servicer Expenses. Except as otherwise expressly provided herein, the Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants and counsel, taxes imposed on the Servicer and expenses incurred in connection with reports to Transition Bondholders.

     SECTION 5.09. Appointments. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, however, that the Rating Agency Condition shall have been satisfied in connection therewith with respect to all Rating Agencies other than Moody's (and the Servicer shall have furnished Moody's with written notice of such appointment prior to its effectiveness); provided further that the Servicer shall remain obligated and be liable to each Issuer for the servicing and administering of the Serviced Intangible Transition Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Serviced Intangible Transition Property. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time, and no Issuer (or trustee thereof, if any), Bond Trustee or Transition Bondholder shall have any responsibility therefor.

     SECTION 5.10. Remittances. (a) Subject to Section 5.07, the Servicer shall remit all ITC Collections (from whatever source) allocated to each Issuer pursuant to Section 3.02 and all proceeds of other Collateral of such Issuer, if any, received by the Servicer to the Bond Trustee under the Indenture to which such Issuer is a party, for deposit pursuant to such Indenture, not later than the second Business Day after receipt thereof

     (b) Notwithstanding the foregoing clause (a), (i) as long as PECO Energy or any successor to PECO Energy's electric distribution business remains the Servicer, (ii) no Servicer Default has occurred and is continuing and (iii) (A) PECO Energy or such successor maintains a short-term rating of "A-1" or better by Standard & Poor's, "P-1" or better by Moody's and, if rated by Fitch IBCA, "F-2" by Fitch IBCA (and for five Business Days following a reduction in any such rating) or (B) the Rating Agency Condition shall have been satisfied (and any conditions or limitations imposed by the Rating Agencies in connection therewith are complied with), the Servicer need not make the daily remittances required by such clause (a), but in lieu thereof, shall remit all ITC Collections (from whatever source) allocated to each Issuer pursuant to Section 3.02 and all proceeds of other Collateral of such Issuer, if any, received by the Servicer during each Collection Period and any such amounts received in prior Collection Periods but not so remitted to the Bond Trustee under the Indenture to which such Issuer is a party, for deposit pursuant to such Indenture, not later than the final day of such Collection Period or, if any such day is not a Business Day, the next succeeding Business Day.

     SECTION 5.11. Servicer Advances. The Servicer shall make advances of interest or principal on the Transition Bonds of any Series in the manner and to the extent, if any, specified in any Annex to this Agreement entered into in connection with the issuance of such Transition Bonds.

     SECTION 5.12. Protection of Title. The Servicer shall execute and file such filings, including filings with the PUC pursuant to the Statute, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the interests of each Issuer in its respective
Serviced Intangible Transition Property, including all filings required under the Statute relating to the transfer of the ownership or security interest in the Serviced Intangible Transition Property by the Seller to such Issuer or any security interest granted by such Issuer in its Serviced Intangible Transition Property. The Servicer shall deliver (or cause to be delivered) to the applicable Issuers file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

                                   ARTICLE VI
                                Servicer Default

     SECTION 6.01. Servicer Default. If any one of the following events (a "Servicer Default") shall occur and be continuing:

            (a) any failure by the Servicer to remit to any Bond Trustee on behalf of an Issuer any required remittance that shall continue unremedied for a period of three Business Days after written notice of such failure is received by the Servicer from such Issuer or Bond Trustee; or

            (b) any failure by the Servicer or, so long as the Seller and the Servicer are the same Person, the Seller, as applicable, duly to observe or perform in any material respect any other covenant or agreement of the Servicer or the Seller, as the case may be, set forth in this Agreement or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the Intangible Transition Property and
         (ii) continue unremedied for a period of 30 days after written notice of such failure shall have been given to the Servicer or the Seller, as the case may be, by any Issuer or any Bond Trustee or after discovery of such failure by an officer of the Servicer or the Seller, as the case may be; or

            (c) any representation or warranty made by the Servicer in this Agreement shall prove to have been incorrect when made, which has a material adverse effect on any of the Issuers or the Transition Bondholders and which material adverse effect continues unremedied for a period of 60 days after the date on which written notice thereof shall have been given to the Servicer by any Issuer or any Bond Trustee; or

            (d) an Insolvency Event occurs with respect to the Servicer;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, Bond Trustees, as assignees of the applicable Issuers, with respect to Holders of a majority of the outstanding principal amount of the

Transition Bonds, by notice then given in writing to the Servicer (a "Termination Notice") may terminate all the rights and obligations (other than the indemnification obligations set forth in Section 5.02 hereof and the obligation under Section 6.02 to continue performing its functions as Servicer until a successor Servicer is appointed) of the Servicer under this Agreement with respect to all the Issuers. In addition, upon a Servicer Default described in Section 6.01(a), each of the following shall be entitled to apply to the PUC for sequestration and payment of revenues arising with respect to the Serviced Intangible Transition Property: (i) each Issuer or its assignees or (ii) pledgees or transferees, including transferees under the Statute, of the Serviced Intangible Transition Property. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement with respect to the Issuers, whether with respect to the Serviced Intangible Transition Property, the related Intangible Transition Charges or otherwise, shall, upon appointment of a successor Servicer pursuant to Section 6.02, without further action, pass to and be vested in such successor Servicer and, without limitation, each Bond Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Intangible Transition Property Documentation and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Bond Trustees and the Issuers in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Serviced Intangible Transition Property or the related Intangible Transition Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the Intangible Transition Property Documentation to the successor Servicer. All reasonable costs and expenses (including attorneys fees and expenses) incurred in connection with transferring the Intangible Transition Property Documentation to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of

PECO Energy as Servicer shall not terminate PECO Energy's rights or obligations as Seller under any of the Sale Agreements.

     SECTION 6.02. Notice of Servicer Default. The Servicer shall deliver to each Issuer, each Bond Trustee and each Rating Agency promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officers' Certificate of any event or circumstance (such as a breach of any representation or warranty made by the Servicer in this Agreement) which, with the giving of notice or the passage of time, would become a Servicer Default under Section 6.01.

     SECTION 6.03. Waiver of Past Defaults. All the Bond Trustees acting together may waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required remittances to any Bond Trustee of ITC Collections from Serviced Intangible Transition Property in accordance with Section 5.10 of this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

     SECTION 6.04. Appointment of Successor. (a) Upon the Servicer's receipt of a Termination Notice, pursuant to Section 6.01 or the Servicer's resignation in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement and shall be entitled to receive the requisite portion of the Monthly Servicing Fees, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer's termination hereunder, Bond Trustees, as assignees of the applicable Issuers, with respect to Holders of a majority of the outstanding principal amount of the Transition Bonds, shall appoint a successor Servicer, and the successor Servicer shall accept its appointment by a written assumption in form acceptable to the Issuers and the Bond Trustees. If, within 30 days after the delivery of the Termination Notice, a new Servicer shall not have been appointed and accepted such appointment, any Bond Trustee may petition the PUC or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. A Person shall qualify as a successor Servicer only if (i) such Person is permitted under PUC Regulations to perform the duties of the Servicer pursuant to the Statute, the Qualified Rate Order and this Agreement, (ii) the Rating Agency Condition shall have been satisfied with respect to all Rating Agencies other than Moody's (and Moody's shall have been furnished with written notice of such appointment prior to its effectiveness) and (iii) such Person enters into a servicing agreement with the Issuers having substantially the same provisions as this Agreement.

     (b) Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Monthly Servicing Fees and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

     (c) The successor Servicer may not resign unless it is prohibited from serving as such by law.

     SECTION 6.05. Cooperation with Successor. The Servicer covenants and agrees with each Issuer that it will, on an ongoing basis, cooperate with the successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor Servicer in performing its obligations hereunder.

                                   ARTICLE VII
                            Miscellaneous Provisions

     SECTION 7.01. Amendment. This Agreement may be amended by the Seller, the Servicer and the Issuers, with the consent of all the Bond Trustees and, with respect to any amendment which would materially adversely affect the rights of any Counterparty under any Swap Agreement, the consent of each such Counterparty (which consent shall not be unreasonably withheld). The Issuers shall furnish to each of the Rating Agencies (i) prior to the execution of any such amendment or consent, written notification of the substance thereof and (ii) promptly after the execution of any such amendment or consent, a copy thereof.

     Prior to the execution of any amendment to this Agreement, the Issuers and the Bond Trustees shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and the Opinion of Counsel referred to in Section 3.10. The Issuers and the Bond Trustees may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties or immunities under this Agreement or otherwise.

     SECTION 7.02. Notices. All demands, notices and communications upon or to the Servicer, the Issuers, the Bond Trustees or the Rating Agencies under this Agreement shall be in writing, delivered personally, via facsimile, reputable overnight courier or by first class mail, postage prepaid, and shall be deemed to have been duly given upon receipt (a) in the case of the Servicer, to PECO Energy

Company, 2301 Market Street, Philadelphia, PA 19101, Attention of Vice President, Finance and Treasurer, (b) in the case of any Issuer or any Bond Trustee, at the address provided for notices or communications to such Person in the Indenture to which such Person is a party, (c) in the case of Moody's, to Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007, (d) in the case of Standard & Poor's, to Standard & Poor's Corporation, 26 Broadway (15th Floor), New York, New York 10004, Attention of Asset Backed Surveillance Department, (e) in the case of Fitch IBCA, to Fitch IBCA, Inc., One State Street Plaza, New York, New York 10004, Attention of ABS Surveillance, and (f) in the case of Duff, to Duff & Phelps Credit Rating Company, 55 E. Monroe Street (35th Floor), Chicago, Illinois 60603; or, as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

     SECTION 7.03. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Sections 5.03 and 5.04 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

     SECTION 7.04. Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Servicer, the Issuers (including their respective trustees, if any) and the Bond Trustees, on behalf of themselves and the Transition Bondholders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in any Collateral or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

     SECTION 7.05. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 7.06. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 7.07. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     SECTION 7.08. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     SECTION 7.09. Assignment to Bond Trustee. The Servicer hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by any Issuer to any Bond Trustee pursuant to any Indenture for the benefit of any Transition Bondholders of all right, title and interest of such Issuer in, to and under the Serviced Intangible Transition Property owned by such Issuer and the proceeds thereof and the assignment of any or all of such Issuer's rights hereunder to such Bond Trustee. In no event shall any Bond Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of any Issuer, hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the applicable Issuer.

     SECTION 7.10. Nonpetition Covenants. Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the PUC's rights to order the sequestration and payment of revenues arising with respect to the Serviced Intangible Transition Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Serviced Intangible Transition Property pursuant to Section 2812(d)(3)(v) of the Statute, the Servicer shall not, prior to the date which is one year and one day after the termination of the applicable Indenture, petition or otherwise invoke or cause any Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against any Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Issuer or any substantial part of the property of any Issuer, or ordering the winding up or liquidation of the affairs of any Issuer.

     SECTION 7.11. Addition of Issuers. Upon execution and delivery by the Servicer and a Person which owns Intangible Transition Property sold to such Person by the Seller of an instrument in the form of Exhibit B hereto, such Person shall become an Issuer hereunder with the same force and effect as if originally named as an Issuer herein. The execution and delivery of any such instrument shall not require the consent of any Issuer hereunder. The rights and obligations of each Issuer hereunder shall remain in full force and effect notwithstanding the addition of any new Issuer as a party to this Agreement.

     SECTION 7.12. Termination by Issuers. This Agreement shall terminate with respect to any Issuer when all Transition Bonds issued by such Issuer have been retired, redeemed or defeased in full.

     SECTION 7.13. Limitation of Liability of Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by First Union Trust Company, National Association, not in its individual capacity but solely in its capacity as trustee of the First Issuer and in no event shall First Union Trust Company, National Association, in its individual capacity have any liability for warranties, covenants, agreements or other obligations of the First Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the First Issuer. For all purposes of this Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the First Issuer hereunder, First Union Trust Company, National Association, shall be subject to, and entitled to

                                                                              56
the benefits of, the applicable terms and provisions of the Formation
Documents relating to the First Issuer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above


                                   PECO ENERGY TRANSITION TRUST,

                                   By: First Union Trust Company, National
                                       Association, not in its individual
                                       capacity but solely as Issuer Trustee
                                       on behalf of PECO Energy
                                       Transition Trust,

                                   By: /s/ Edward L. Truitt, Jr.
                                       ---------------------------------------
                                       Title: Edward L. Truitt, Jr.
                                             Vice President


                                   PECO ENERGY COMPANY, Servicer,

                                   By: /s/ J. Barry Mitchell
                                      ----------------------------------------
                                     Title: J. Barry Mitchell


Acknowledged and Accepted:

THE BANK OF NEW YORK, not in its
individual capacity but solely as
Bond Trustee on behalf of the
Holders of Transition Bonds
issued by the First Issuer,

By: /s/ Cheryl L. Laser
   -----------------------------
   Title: Cheryl L. Laser
          Assistant Vice President

                                    EXHIBIT A
                                       to
                           MASTER SERVICING AGREEMENT

     The Servicer agrees to comply with the following servicing procedures:

     SECTION 1. Definitions.

     (a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Master Servicing Agreement dated as of March 25, 1999, between the First Issuer, the other Issuers from time to time party thereto and PECO Energy Company, as Servicer (the "Servicing Agreement").

     (b) Whenever used in this Exhibit A, the following words and phrases shall have the following meanings:

     "Adjustment Request" has, with respect to the First Issuer, the meaning given to such term in the Issuer Annex relating to the First Issuer, or with respect to any other Issuer, the meaning given to such term in the Issuer Annex relating thereto.

     "Applicable MDMA" means with respect to each Customer, the meter data management agent or Third Party providing meter reading services for that Customer's account.

     "Applicable Third Party" means, with respect to each Customer, the Third Party, if any, providing billing or metering services to that Customer.

     "Billed Intangible Transition Charges" means the amounts billed to Customers pursuant to the Intangible Transition Charges, whether billed directly to such Customers by the Servicer or indirectly through a Third Party pursuant to Consolidated Third Party Billing.

     "Bills" means each of the regular monthly bills, the summary bills, the opening bills and the Closing bills issued to Customers or Third Parties by PECO Energy Company.

     "Closing Bill" means the final bill issued to a Customer at the time service is terminated.

     "Consolidated Third Party Billing" means the billing option available to Customers served by an Third Party pursuant to which such Third Party will be responsible for billing and collecting all charges to Customers electing such billing option, including the Intangible Transition Charges, and will become obligated to the Servicer for such Billed Intangible Transition Charges, all in accordance with applicable PUC Regulations and orders.

     "Full Consolidated Third Party Billing" means the billing option available to Customers served by a Third Party, if such option is approved by the utility with respect to such Third Party, pursuant to which such Third Party performs the same tasks it would perform under Consolidated Third Party Billing, including billing Customers the itemized charges supplied by the Servicer to such Third Party.

     "Intangible Transition Charge Effective Date" means the date on which the initial Intangible Transition Charges go into effect pursuant to the QRO.

     "Intangible Transition Charge Termination Date" means the date on which the Intangible Transition Charges will cease to be billed pursuant to the terms of the QRO.

     "Level Pay Plan" means a level payment plan offered by the Seller, which, if elected by a Customer, provides for level monthly Bill charges to such Customer by estimating the amount that the Customer would pay during a year (based on the Customer's actual usage during the prior year), then charging the Customer 1/11th of that amount for each of eleven months, with quarterly adjustments if necessary. In the twelfth month, the payments made by such Customer during the preceding eleven months are reconciled with the amount owed by such Customer for actual usage during the level pay period, and the Customer is given a credit or billed for the difference as appropriate, based on such reconciliation.

     "Net Write-Off Percent" means the number (expressed as a percent) equal to:
(i) the amount by which Write-Offs attributable to a particular Billing Period exceed Write-Off recoveries attributable to such Billing Period, divided by (ii) the total billed revenue attributable to the current Billing Period.

     "Servicer Policies and Practices" means, with respect to the Servicer's duties under this Exhibit A, with policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself.

     "Variables" means the following variables for each Rate Class used in calculating Adjustment Requests:

          (i) the 30-day outstanding billed revenue;

          (ii) the 60-day outstanding billed revenue;

          (iii) the 90-day outstanding billed revenue (which may be solved for in accordance with applicable Servicer Policies and Practices);

          (iv) the 120-day outstanding billed revenue (which may be solved for in accordance with applicable Servicer Policies and Practices);

          (v) the 150-day outstanding billed revenue (which may be solved for in accordance with applicable Servicer Policies and Practices);

          (vi) the estimated Net Write-Off percentage; and

          (vii) the projected billed revenue to which Intangible Transaction Charges apply.

     "Write-Offs" means write-offs of Billed Intangible Transition Charges that remain unpaid by Customers or Third Parties as of 180 days after the issuance of the Closing Bills containing such charges.

     SECTION 2. Data Acquisition.

     (a) Installation and Maintenance of Meters. Except to the extent that a Third Party is responsible for such services pursuant to a Third Party Service Agreement, the Servicer shall use its best efforts to cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer every 27 to 33 days or as provided in the applicable tariff.

     (b) Meter Reading. At least once each calendar month, the Servicer shall obtain usage measurements from the Applicable MDMA for each Customer; provided, however, that the Servicer may determine any Customer's usage on the basis of estimates in accordance with applicable PUC Regulations.

     (c) Cost of Metering. No Issuer shall be obligated to pay any costs associated with the metering duties set forth in this Section 2, including, but not limited to, the costs of installing, replacing and maintaining meters, nor shall any Issuer be entitled to any credit against the Monthly Servicing Fee for any cost savings realized by the Servicer or any Third Party as a result of new metering and/or billing technologies.

     SECTION 3. Usage and Bill Calculation.

     The Servicer shall obtain a calculation of each Customer's usage (which may be based on data obtained from such Customer's meter read or on usage estimates determined in accordance with applicable PUC Regulations) at least once each calendar month and shall determine therefrom each Customer's individual Intangible Transition Charge to be included on such Customer's Bill pursuant to PUC Regulations.

     SECTION 4. Billing.

     The Servicer shall implement the Intangible Transition Charges as of the Intangible Transition Charge Effective Date and shall thereafter bill each Customer or the Applicable Third Party for the respective Customer's outstanding current and past due Intangible Transition Charges accruing through the Intangible Transition Charge Termination Date, all in accordance with the following:

          (a) Frequency of Bills; Billing Practices. In accordance with the Servicer's then-existing Servicer Policies and Practices for its own charges, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, or, in the case of a Customer who has elected Consolidated Third Party Billing, to an Applicable Third Party, for such Customer's respective Intangible Transition Charge as a general practice once every 27 to 33 days or such other time period as allowed by the PUC, at the same time, with the same frequency and on the same Bill as that containing the Servicer's own charges to such Customer or Third Party, as the case may be. In the event that the Servicer makes any material modification to these practices, it shall notify each Issuer, each Bond Trustee and the Rating Agencies as soon as practicable, and in no event later than 60 Business Days after such modification goes into effect; provided, however, that (i) the Servicer may not make any modification that will materially adversely affect the Transition Bondholders and (ii) the Rating Agencies shall receive prior notice of any modification that would change the frequency with which Bills are issued or would change any tariff charged.

          (b) Format.

               (i) Each Bill to a Customer shall contain the charge corresponding to the respective Competitive Transition Charge owed by such Customer for the Billing Period. Unless the Servicer's billing system cannot do so, for billing cycles beginning [January 1], 1999, the amount of the Competitive Transition Charge to be remitted to the Issuers in respect of a Customer's Intangible Transition Charge shall appear as a footnote to the Competitive Transaction Charge line-item on each Bill.

               (ii) In the case of each Customer that has elected Consolidated Third Party Billing, the Servicer shall deliver to the Applicable Third Party itemized charges for such Customer including the amount of such Customer's Competitive Transition Charge to be remitted by the Servicer to the Issuers in respect of such Customer's Intangible Transition Charge.

               (iii) The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers and Third Parties as applicable PUC Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by the Statute, other applicable law or PUC Regulations, the Servicer shall, subject to clauses (i) and (ii) above, determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.

     (c) Delivery. The Servicer shall deliver all Bills to Customers (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its customers. In the case of Customers that have elected Consolidated Third Party Billing, the Servicer shall deliver all Bills to the Applicable Third Parties by such means as are prescribed by applicable PUC Regulations, or if not prescribed by applicable PUC Regulations, by such means as are mutually agreed upon by the Servicer and the Applicable Third Party and are consistent with PUC Regulations. The Servicer or a Third Party, as applicable, shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

     SECTION 5. Customer Service Functions.

     The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.

     SECTION 6. Collections; Payment Processing; Remittance.

     (a) Collection Efforts, Policies, Procedures.

          (i) The Servicer shall use reasonable efforts to collect all Billed Intangible Transition Charges from Customers and Third Parties as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:

               (A) The Servicer shall prepare and deliver overdue notices to Customers and Third Parties in accordance with applicable PUC Regulations and Servicer Policies and Practices.

               (B) The Servicer shall apply late payment charges to outstanding Customer and Third Party balances in accordance with applicable PUC Regulations. All late payment charges and interest collected shall be payable to and retained by the Servicer as a component of its compensation under the Servicing Agreement, and no Issuer shall have any right to share in the same.

               (C) The Servicer shall deliver verbal and written final call notices in accordance with applicable PUC Regulations and Servicer Policies and Practices.

               (D) The Servicer shall adhere and carry out disconnection policies in accordance with the Statute, other applicable law and PUC Regulations and Servicer Policies and Practices.

               (E) The Servicer may employ the assistance of collections agents in accordance with applicable PUC Regulations and Servicer Policies and Practices.

               (F) The Servicer shall apply Customer and Third Party deposits to the payment of delinquent accounts in accordance with applicable PUC Regulations and Servicer Policies and Practices and according to the priorities set forth in Section 6(b)(ii), (iii) and (iv) of this Exhibit A.

               (G) The Servicer shall promptly take all necessary action in accordance with applicable PUC Regulation to terminate billing of Competitive Transition Charges by Third Parties whose payments are 45 or more days delinquent and to collect the Billed Intangible Transition Charges directly from the applicable Customers.

          (ii) The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action: (A) would be in accordance with the Servicer's customary practices or those of any successor Servicer with respect to comparable assets that it services for itself and for others;
     (B) would not materially adversely affect the rights of the Transition Bondholders; and (C) would comply with applicable law; provided, however, that notwithstanding anything in the Servicing Agreement or this Exhibit A to the contrary, the Servicer is authorized to write off any Billed Intangible Transition Charges, in accordance with its Servicer Policies and Practices, that remain outstanding for 180 days.

          (iii) The Servicer shall accept payment from Customers in respect of Billed Intangible Transition Charges in such forms and methods and at such times and places as it accepts for payment of its own charges. The Servicer shall accept payment from Third Parties in respect of Billed Intangible Transition Charges in such forms and methods and at such times and places as the Servicer and each Third Party shall mutually agree in accordance with applicable PUC Regulations.

     (b) Payment Processing; Allocation; Priority of Payments.

          (i) The Servicer shall post all payments received to Customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than two Servicer Business Days after receipt.

          (ii) Subject to clause (iii) below, the Servicer shall apply payments received to each Customer's or Third Party's account in proportion to the charges contained on the outstanding Bill to such Customer or Third Party.

          (iii) Any amounts collected by the Servicer that represent partial payments of the total Bill to a Customer or Third Party shall be allocated in accordance with the priorities set forth in Section 3.02(b) of the Servicing Agreement.

          (iv) The Servicer shall hold all over-payments for the benefit of the Issuer and the Seller and shall apply such funds to future Bill charges in accordance with clauses (ii) and (iii) above as such charges become due.

          (v) For Customers on a Level Pay Plan, the Servicer shall treat ITC Collections received from such Customers as if such Customers had been billed for their respective Intangible Transition Charges in the absence of the Level Pay Plan. Partial payment of a Level Pay Plan payment shall be allocated according to clause (iii) above, and overpayment of a Level Pay Plan payment shall be allocated according to clause (iv) above.

     (c) Accounts; Records.

          (i) The Servicer shall maintain accounts and records as to the Serviced Intangible Transition Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between payments or recoveries with respect to the Serviced Intangible Transition Property and the amounts from time to time remitted to the Collection Account in respect of the Serviced Intangible Transition Property.

          (ii) The Servicer shall maintain accounts and records as to Third Parties performing Consolidated Third Party Billing or Full Consolidated Third Party Billing for Customers accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between payments or recoveries with respect to the Serviced Intangible Transition Property and amounts owed by such Customers in respect of Intangible Transition Charges.

     (d) Investment of ITC Collections Received.

     Prior to remittance on the applicable Remittance Date, the Servicer may invest ITC Collections received at its own risk and for its own benefit, and such investments and funds shall not be required to be segregated from the other investments and funds of the Servicer.

     (e) Calculation of Collections; Determination of Aggregate Remittance
Amount.

               (i) On or before each Remittance Date, the Servicer shall calculate the total ITC Collections received by the Servicer from or on behalf of Customers during prior

          Collection Periods in respect of all previously Billed Intangible Transition Charges. With respect to accounts for which the City of Philadelphia Board of Education is billed and accounts of Customers that are municipalities billed in Rate Class TL, ITC Collection will be estimated based upon the amounts billed using the assumption that all billed amounts are paid when due. These estimates shall be reconciled to actual ITC Collections received from these accounts twice yearly on May 15 and November 15 of each year, with any under-remittance or over-remittance corrected on the immediately following Remittance Date.

          (ii) In accordance with Section 4.01 of the Servicing Agreement and each Issuer Annex, the Servicer shall update the Variables and shall prepare Adjustment Requests to reflect the updated Variables when required to do so pursuant to each Issuer Annex.

     (f) Remittances.

          (i) The Servicer shall make remittances to the Issuers in accordance with Section 5.10 of the Servicing Agreement.

          (ii) In the event of any change of account or change of institution affecting the remittances, the affected Issuers shall provide written notice thereof to the Servicer by the earlier of: (A) five Business Days from the effective date of such change, or (B) five Business Days prior to the next applicable Remittance Date.

                                    EXHIBIT B
                        Supplement for Addition of Issuer


     SUPPLEMENT NO. __ dated as of [ ], to the Master Servicing Agreement dated as of [ ], 1999, between [ ], a [state of formation] [type of entity] (the "New Issuer") and PECO ENERGY COMPANY, a Pennsylvania corporation as Servicer (the "Servicer").

     A. Reference is made to the Master Servicing Agreement dated as of [ ], 1999 (as amended, supplemented or otherwise modified from time to time, the "Servicing Agreement"), between PECO ENERGY TRANSITION TRUST, a Delaware business trust (the "First Issuer"), the other Issuers from time to time party thereto (together with the First Issuer, the "Issuers") and the Servicer.

     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Servicing Agreement.

     C. The Issuers have entered into the Servicing Agreement in order to provide for servicing of the Serviced Intangible Transition Property. Section
7.11 of Servicing Agreement provides that additional Persons may become Issuers under the Servicing Agreement by execution and delivery of an instrument in the form of this Supplement. The New Issuer is executing this Supplement in accordance

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                                                                               2

with the requirements of the Servicing Agreement to become an Issuer under the Servicing Agreement in order to provide for the servicing of the Serviced Intangible Transition Property owned by the New Issuer.

     Accordingly, the Servicer and the New Issuer agree as follows

     SECTION 1. In accordance with Section 7.11 of the Servicing Agreement, the New Issuer by its signature below becomes an Issuer under the Servicing Agreement with the same force and effect as if originally named therein as an Issuer and the New Issuer hereby agrees to all the terms and provisions of the Servicing Agreement applicable to it as an Issuer thereunder. Each reference to an "Issuer" in the Servicing Agreement shall be deemed to include the New Issuer. The Servicing Agreement is hereby incorporated herein by reference.

     SECTION 2. The New Issuer represents and warrants to the Servicer that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     SECTION 3. This Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement. This Supplement shall become effective when the Servicer shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Issuer and the Servicer.

     SECTION 4. Except as expressly supplemented hereby, the Servicing Agreement shall remain in full force and effect.

     SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 7. All communications and notices here under shall be in writing and given as provided in Section 7.02 of the Servicing Agreement.

     IN WITNESS WHEREOF, the New Issuer and the Servicer have duly executed this Supplement to the Servicing Agreement as of the day and year first above written.

                                              [Name Of New Issuer],

                                              by
                                                --------------------------------
                                                Title:



                                              PECO ENERGY COMPANY, Servicer,

                                              by
                                                --------------------------------
                                                Title:

                                     ANNEX 1
                                       to
                           MASTER SERVICING AGREEMENT


     The Servicer agrees to comply with the following with respect to PECO Energy Transition Trust (the "First Issuer"):

     SECTION 1. Definitions. (a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Master Servicing Agreement dated as of March 25, 1999 (the "Servicing Agreement"), between the First Issuer, the other Issuers from time to time party thereto and PECO ENERGY COMPANY, as Servicer.

     (b) Whenever used in this Annex 1, the following words and phrases shall have the following meanings:

     "Adjustment Date" has the meaning specified in the Indenture.

     "Adjustment Request" means an application filed by the Servicer with the PUC for revised Intangible Transition Charges pursuant to Section 6(b) of this Annex.

     "Available Reserve Amount" means, as of any date, the amount on deposit in the Reserve Subaccount less the product of (a) the Prepayment Amount and (b) the difference, expressed as a percentage, between 100% and the Expected Amortization Percentage for the immediately following Regulatory Year.

     "Bond Trustee" has the meaning specified in the Indenture.

     "Calculation Date" means, with respect to any Series of Transition Bonds, such date or dates specified as such in the Series Supplement therefor.

     "Calculated Overcollateralization Level" has the meaning set forth in the Indenture.

     "Class" has the meaning specified in the Indenture.

     "Expected Amortization Percentage" means, with respect to any Regulatory Year, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Transition Bonds of all Series to be amortized during such Regulatory Year as set forth in Expected Amortization Schedules therefor and the denominator of which is the Projected Transition Bond Balance on the first day of such Regulatory Year.

     "Expected Amortization Schedule" has the meaning set forth in the Indenture.

     "Expected Final Payment Date" has the meaning set forth in the Indenture.

     "Holder" or "Transition Bondholder" has the meaning set forth in the Indenture.

     "Indenture" means the Indenture dated as of March 1, 1999, between the First Issuer and The Bank of

     New York, as amended and supplemented from time to time, including any Series Supplement.

     "Overcollateralization Subaccount" has the meaning set forth in the Indenture.

     "Payment Date" has the meaning specified in the Indenture.

     "Prepayment Amount" means, as of any date, the sum of all amounts currently on deposit in the Reserve Subaccount arising from prepayment by customers allocable to Intangible Transition Charges.

     "Projected Transition Bond Balance" has the meaning specified in the Indenture.

     "Regulatory Period" means with respect to any Series (i) the period from the Series Issuance Date therefor through and including the first Adjustment Date (the "Initial Regulatory Period") and (ii) following the Initial Regulatory Period until December 31, 2010, each period from and including each Adjustment Date through but excluding the following Adjustment Date.

     "Reserve Subaccount" has the meaning set forth in the Indenture.

     "Sale Agreement" has the meaning set forth in the Indenture.

     "Schedule Revision Date" has the meaning set forth in the Indenture.

     "Series" has the meaning specified in the Indenture.

     "Series Issuance Date" has the meaning specified in the Indenture.

     "Series Supplement" has the meaning specified in the Indenture.

     "Transferred ITP" has the meaning specified in the Sale Agreement.

     "Transition Bonds" has the meaning specified in the Indenture.

     "Transition Bond Balance" has the meaning specified in the Indenture.

     SECTION 2. Calculation Date Statements. For each Calculation Date, the Servicer will provide to the First Issuer and the Bond Trustee a statement indicating (i) the Transition Bond Balance and the Projected Transition Bond Balance for each Series as of the immediately preceding Payment Date, (ii) the amount on deposit in the Overcollateralization Subaccount and the Calculated Overcollateralization Level as of the immediately preceding Payment Date, (iii) the Projected Transition Bond Balance for each Payment Date prior to the next Adjustment Date and the Servicer's projection of the Transition Bond Balance as of each Payment Date prior to the next Adjustment Date, (iv) the Calculated Overcollateralization Level for each

Payment Date prior to the next Adjustment Date and the Servicer's projection of the amount on deposit in the Overcollateralization Subaccount for each Payment Date prior to the next Adjustment Date and (v) the projected ITC Collections from the Payment Date immediately preceding the next Adjustment Date through such Adjustment Date.

     SECTION 3. Remittance Date Statements. On or before each Remittance Date, the Servicer will prepare and furnish to the First Issuer and the Bond Trustee a statement setting forth the aggregate amount remitted or to be remitted by the Servicer to the Bond Trustee for deposit on such Remittance Date pursuant to ss.5.10 of the Servicing Agreement and the Indenture.

     Section 4. Monthly Allocation Date Statements. At least three Business Days before each Monthly Allocation Date, the Servicer will prepare and furnish to the First Issuer, the Bond Trustee, each Counterparty and the Rating Agencies a statement setting forth the transfers and payments to be made on such Monthly Allocation Date pursuant to Section 8.02(d) of the Indenture and the amounts thereof.

     Section 5. Payment Date Statements. At least three Business Days before each Payment Date for each Series of Transition Bonds, the Servicer will calculate the interest due on any floating rate Transition Bonds of such Series and will prepare and furnish to the First Issuer and the Bond Trustee a statement setting forth the amounts to be paid to Holders of Transition Bonds of such Series pursuant to Section 8.02(e) of the Indenture.

     SECTION 6. Intangible Transition Charges Adjustments. (a) Prior to each Calculation Date, the Servicer shall calculate (i) the Transition Bond Balance as of the Payment Date immediately preceding such Calculation Date (a written copy of which shall be delivered by the Servicer to the Bond Trustee within five days following such Calculation Date) and (ii) the revised Intangible Transition Charges with respect to the Transferred Intangible Transition Property for the then-current Regulatory Period and any subsequent Regulatory Periods until a Payment Date occurs, such that the Servicer projects that ITC Collections therefrom allocable to the First Issuer will be sufficient so that (x) the outstanding principal balance of each outstanding Series will equal the amount provided for in the Expected Amortization Schedule therefor and the amount on deposit in the Overcollateralization Subaccount will equal the Calculated Overcollateralization Level, by the next Adjustment Date or the immediately succeeding Payment Date after such Adjustment Date as specified in the Series Supplement therefor or, if earlier with respect to any Series or Class of Transition Bonds, by the Expected Final

Payment Date therefor, taking into account the Available Reserve Amount.

     (b) On each Calculation Date, the Servicer shall (i) file an Adjustment Request with the PUC for such revised Intangible Transition Charges with respect to the Transferred Intangible Transition Property to remain in effect until the earlier of (A) the effective date of the next Intangible Transition Charges Adjustment with respect to the Transition Bonds, (B) the Expected Final Payment Date for any Series or Class of Transition Bonds and (C) December 31, 2010, (ii) take all reasonable actions and make all reasonable efforts in order to effectuate such revision to such Intangible Transition Charges and (iii) promptly send to the Bond Trustee copies of all material notices and documents relating to such revision.

     SECTION 7. Servicer Advances. The Servicer shall not make any advances of interest or principal on the Transition Bonds of any Series.

     SECTION 8. Loss Calculations. Upon notice from the Seller, the Servicer shall perform the calculations specified in Sections 5.01(c)(ii)(x) and 5.01(c)(ii)(y) of the Sale Agreement in the manner specified in such Sections and notify the Issuer and the Bond Trustee thereof.

     SECTION 9. Schedule Revision Date Schedules. Prior to each Schedule Revision Date, the Servicer shall deliver to the First Issuer a replacement Schedule 1 to the Indenture and replacement Schedules A and B to each Series Supplement to which such Schedule Revision Date applies, adjusted to reflect the event giving rise to such Schedule Revision Date and setting forth the Expected Amortization Schedule for each Payment Date and the Monthly Allocated Interest Balance and Monthly Allocated Principal Balance for each Monthly Allocation Date applicable thereto; provided, however, that no such replacement Schedules A and B shall be required with respect to a Series if the event giving rise to such Schedule Revision Date is a redemption of the Transition Bonds of such Series in whole.